Exhibit 99.1

Contact: Christopher T. Grubb

                Chief Financial Officer

                Greenhill & Co., Inc.

                (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.50 AND ANNUAL EARNINGS PER SHARE OF $1.38

•	Quarterly advisory revenues highest since 2007 and third largest in Firm’s history, up 17% from prior year fourth quarter

•	Annual advisory revenues down 4% from prior year while worldwide overall volume of M&A completions declined 14%[1]

•

Total revenues, as well as cost ratios and profit margins, negatively impacted in the fourth quarter by an investment loss of $8.1 million as compared to a gain of $9.0 million in fourth quarter of prior year

•	Compensation ratio for the fourth quarter and the full year at 53% of total revenues, similar to last year despite slightly lower total revenues

•	Pre-tax profit margin of 31% for the fourth quarter and 25% for the full year

•	Accelerated liquidation of investments with sale of entire interest in Greenhill Capital Partners Europe, L.P. for $27.2 million, resulting in a loss of $3.4 million

•

Loss on European investments non-deductible for tax purposes, which together with heavy concentration of advisory revenues in the U.S. resulted in higher than typical effective tax rates of 46% for the quarter and 40% for the year

•

Repurchased 855,608 shares of our common stock during the fourth quarter through open market transactions; for the full year 2012, repurchased 1,896,434 shares of our common stock and common stock equivalents at an average price of $43.85 per share

•	Share count increased by 659,926 (prior to repurchases) in fourth quarter as a result of early achievement of 3-year revenue target by our Australian entity acquired in 2010

•	Board authorized up to $100 million of share repurchases in 2013

[1]	Global M&A completed transaction volume for the year ended December 31, 2012 as compared to the year ended December 31, 2011. Source: Thomson Financial as of January 21, 2013.

NEW YORK, January 23, 2013 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $285.1 million, income before tax of $70.5 million and net income allocated to common stockholders of $42.1 million for the year ended December 31, 2012. Diluted earnings per share were $1.38 for the year ended December 31, 2012.

The Firm’s 2012 revenues compare with revenues of $294.0 million for 2011, which represents a decrease of $8.9 million, or 3%. Advisory revenues for 2012 were $291.5 million, compared with $302.8 million for 2011, representing a decrease of $11.3 million, or 4%.

The Firm’s 2012 income before tax of $70.5 million compares to income before tax of $68.7 million for the year ended December 31, 2011, representing an increase of $1.8 million, or 3%. Net income allocated to common stockholders of $42.1 million and diluted earnings per share of $1.38 for 2012, compare with net income allocated to common stockholders of $44.6 million and diluted earnings per share of $1.44 for 2011, representing decreases of $2.5 million, or 6%, and $0.06 per share, or 4%, respectively. Our 2012 net income was impacted by an increase in our effective tax rate from 35% in 2011 to 40% in 2012 due in part to the one-time effect of non-deductible capital losses recognized on the sale of our European investments.

The Firm’s fourth quarter revenues were $92.3 million, which compares to revenues of $94.5 million for the fourth quarter of 2011, representing a decrease of $2.2 million, or 2%. Advisory revenues for the fourth quarter of 2012 were $100.4 million, which compares to $85.5 million for the fourth quarter of 2011, representing an increase of $14.9 million, or 17%.

The Firm’s fourth quarter income before tax was $28.2 million, which compares to income before tax of $25.1 million in the fourth quarter of 2011, representing an increase of $3.1 million, or 12%. Net income allocated to common stockholders for the fourth quarter of 2012 was $15.1 million, which compares to net income allocated to common stockholders of $16.1 million in the fourth quarter of 2011, representing a decrease of $1.0 million, or 6%. Diluted earnings per share for the fourth quarter of 2012 were $0.50, which compares with $0.53 for the fourth quarter of 2011, representing a decrease of $0.03 per share, or 6%. As mentioned above, our net income allocated to common stockholders was negatively impacted by the fourth quarter non-deductible loss recognized on the sale of our European investments.

The Firm’s revenues, income before tax and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Despite continued challenging market conditions, 2012 was a year of strong performance relative to our four primary objectives: increasing market share, achieving the highest pretax profit margin among our closest peers, maintaining a strong dividend and maintaining a flat or declining share count. Our advisory revenue for the year was down only 4% despite global completed transaction activity declining by 14%, and based on advisory revenue reported by our large bank competitors to date it appears that we again increased our market share of the fee pool in 2012. By keeping non-compensation costs flat and maintaining a compensation ratio consistent with last year despite slightly lower total revenue, we achieved a pre-tax profit margin of 25%. And we not only continued our strong dividend policy but repurchased nearly 1.9 million shares during the year while maintaining a balance sheet with no net debt. The scale of our repurchases in the fourth quarter was facilitated by the sale of Greenhill Capital Partners Europe, L.P., the largest private fund interest remaining from our exit from the investing business some years ago. While the sale resulted in a small investment loss and caused us to incur an unusually high tax rate, we believed it was attractive to shareholders because it accelerated the liquidation of our investments and facilitated greater share repurchases at prices we found attractive,” Robert F. Greenhill, Chairman, said.

“In the fourth quarter, the general market for transaction activity finally saw a meaningful improvement, resulting in the most active quarter for global mergers and acquisitions in several years. We had signaled six months ago that we were seeing a significant increase in transaction activity within our Firm, and since then we have seen a much improved flow of important transaction announcements, resulting in the fourth quarter being our best for advisory revenue since 2007. While our business continues to have three strong regional pillars in North America, Europe and Australia, most of our recent success relates to the U.S. market, where conditions seem to have improved the most. As and when market activity in the other regions picks up, we should see further significant improvement in our results, which in turn would allow us to bring down our compensation ratio and increase our profit margin. We are also pleased with the expanding breadth of advisory services we can offer clients, demonstrated by the fact that, alongside continuing success in M&A transactions, an increased share of our revenues came from advising on financings, restructurings and other matters. For the near term, it is clear that we began the new year with a far more attractive backlog of announced and pending transactions than we had a year ago, and that is the basis for our Board authorizing $100 million of share repurchases for 2013. For the medium to longer term, we feel even more confident that we will benefit as both clients and talented advisors turn away from the large banks with their many conflicts and challenges toward independent advisory firms. Within that group, Greenhill stands out as the only one solely focused on the client advisory business, with teams of senior bankers in each of the primary transaction markets globally and with the capability to offer advisory expertise on a wide range of matters to corporations, institutions and governments,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2012 and 2011, respectively:

	For the Three Months Ended
	December 31, 2012		December 31, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$100.4	109%	$85.5	91%
Investment revenues	(8.1)	(9)%	9.0	9%

Total revenues	$92.3	100%	$94.5	100%

	For the Year Ended
	December 31, 2012		December 31, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$291.5	102%	$302.8	103%
Investment revenues	(6.4)	(2)%	(8.8)	(3)%

Total revenues	$285.1	100%	$294.0	100%

Advisory Revenues

Full Year

For year ended December 31, 2012, advisory revenues were $291.5 million compared to $302.8 million in 2011, a decrease of 4%. At the same time, worldwide completed M&A volume decreased 14%, from $2,424 billion in 2011 to $2,077 billion in 20121.

The decrease in our 2012 advisory revenues, as compared to 2011, resulted from a slight change in the mix of our advisory assignments and resulting transactions, with fewer $1 million or greater revenue clients nearly offset by having more $10 million or greater revenue clients. By region, a decline in Australian revenues and revenues outside our primary markets was offset by an increase in North American revenue, driven by changes in general transaction activity in those markets. By industry sector, improved performance in the industrial, technology and energy sectors generally offset a sharp decline in activity in the financial services sector.

We earned advisory revenues from 160 different clients in both 2012 and 2011. We earned $1 million or more from 66 clients in 2012, down 11% compared to 74 in 2011, and 32% of those were new to the Firm in 2012. The ten largest fee-paying clients contributed 36% and 35% to our total revenues in 2012 and 2011, respectively, and none of our ten largest fee-paying clients in 2012 had in any prior year been among our ten largest fee-paying clients. We did not have any clients in 2012 or 2011 who represented 10% or more of our revenues.

[1]	Global M&A completed transaction volume for the years ended December 31, 2012 and December 31, 2011. Source: Thomson Financial as of January 21, 2013.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2012	2011	2010	2009	2008
North America	60%	48%	57%	65%	53%
Europe	22%	22%	20%	34%	44%
Australia	14%	22%	15%	—	—
Asia, Latin America & Other	4%	8%	8%	1%	3%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2012	2011	2010	2009	2008
Communications & Media	7%	7%	7%	1%	11%
Consumer Goods & Retail	8%	13%	6%	8%	7%
Energy & Utilities	11%	8%	14%	8%	13%
Financial Services	7%	22%	17%	19%	18%
Healthcare	9%	12%	7%	16%	8%
Real Estate, Lodging & Leisure	5%	6%	6%	2%	8%
Technology	13%	2%	4%	10%	1%
General Industrial & Other	31%	21%	38%	34%	34%
Fund Placement	9%	9%	1%	2%	—

Fourth Quarter

Advisory revenues were $100.4 million in the fourth quarter of 2012 compared to $85.5 million in the fourth quarter of 2011, an increase of 17%. The increase in advisory revenue in the fourth quarter of 2012 as compared to the same period in 2011 resulted primarily from an increase in the fees earned from completed assignments and to a lesser extent from an increase in retainer fees from strategic advisory assignments.

Completed assignments in the fourth quarter of 2012 included:

•	advised Alesco Corporation Limited on its response to the takeover offer from DuluxGroup Limited;

•

the sale by the Australian Rugby League Commission of its Australian media rights, including the sale of Free-to-Air Television rights to Nine Network, Pay TV rights to Fox Sports and Digital rights and Premiership naming rights to Telstra;

•	the sale by Norwest Equity Partners of its portfolio company, Becker Underwood, to BASF AG;

•	the acquisition by Boyd Gaming Corporation of Peninsula Gaming, LLC;

•	the sale by CHAMP Ventures of its portfolio company Australian Portable Buildings, to a consortium comprising Black Diamond Group Limited and WEQ Britco LP;

•	the acquisition by Cypress Semiconductor Corporation of Ramtron International Corporation;

•	the sale of Deltek, Inc. to Thoma Bravo, LLC;

•	the sale by Goodman Fielder Limited of its Australian and New Zealand edible fats and oils business to GrainCorp;

•	the sale by The Hartford Financial Services Group, Inc. of its Retirement Plans Group to Massachusetts Mutual Life Insurance Company;

•	the representation of Lonmin plc on the refinancing of its balance sheet and associated rights offering;

•	the representation of Mediclinic International Limited on the restructuring of its balance sheet;

•	the sale of Phaidon Press Limited to the Leon D. Black family;

•	the acquisition by RedPrairie of JDA Software Group, Inc.;

•	the sale of Todd Corporation Limited’s stake in SKY Network Television Limited; and

•	the sale by the United States Department of the Treasury of its common stock ownership stake in American International Group.

During the fourth quarter of 2012, our Capital Advisory Group served as global placement agent on behalf of private equity and real estate funds for four interim closings and one final closing of the sale of limited partnership interests in such funds. We also advised on a secondary market sale of limited partnership interests.

Management and Personnel Changes

In January 2013, as part of the annual evaluation and promotion process, the Firm named three new Managing Directors: Michael Cramer (Frankfurt), Lee Purcell (New York) and Anthony Samengo-Turner (Frankfurt). Mr. Cramer and Mr. Samengo-Turner are part of our European Corporate Advisory Group. Mr. Purcell is a member of our Real Estate Capital Advisory Group.

The Firm also recently announced the addition of Steve Cruise (most recently with UBS, where he was Co-Head of the Chicago office and Midwest Region) as a Managing Director. Mr. Cruise will expand our coverage of the industrial sector in North America and will join the team in our Chicago office focused on industrial companies.

Effective January 1, 2013, longtime Managing Director Ken Crews elected to transition to a Senior Advisor role at the Firm, continuing to focus on the utilities space in his new role. In conjunction with Mr. Crews’ transition to Senior Advisor we will close our Dallas office, where he was the sole Managing Director.

The Firm also announced today certain management changes in Australia designed to position the Firm for continued global growth and further develop its next generation of leadership. Following many years of successfully running the Australian business and overseeing the integration, Ron Malek and Simon Mordant have each been appointed Vice Chairman of the Firm globally and will remain Managing Directors. In this new role they each will focus entirely on advising clients not only domestically in Australia, but in cross border transactions and selectively in other markets. They each have already been helpful with clients in the U.S., South Africa and elsewhere, and these new appointments both recognize that contribution and seek to build on it as we continue to develop the Firm’s business globally. With Mr. Malek and Mr. Mordant moving to Vice Chairman and Managing Director roles, the management of Greenhill Australia is now assumed by Roger Feletto and Jamie Garis, both of whom joined the Firm as part of the Australian acquisition, who each take on the titles of Co-Head of Greenhill Australia.

Investment Revenues

Since we exited from the merchant banking business in 2010, we have sought to realize value from our remaining principal investments, which principally consisted of investments in Iridium Communications Inc. (NASDAQ—IRDM) and previously sponsored merchant banking funds.

In October 2011, we initiated a 10b5-1 sales plan to sell our entire interest in Iridium over a period of more than two years. During 2012, we sold 3,850,000 shares of Iridium at an average price of $7.91 per share for proceeds of $30.5 million, including the sale of 855,000 shares in the fourth quarter at an average price of $6.49 per share for proceeds of $5.5 million. In the fourth quarter of 2011, which was the first period we sold our stake in Iridium, we sold 870,000 shares of Iridium at an average price of $6.72 per share for proceeds of $5.8 million.

We began the liquidation of our investments in previously sponsored merchant banking funds in 2011 when we sold for book value substantially all of our interests in two U.S. domiciled funds that we sponsored prior to our exit from the merchant banking business (Greenhill Capital Partners L.P. II (“GCP II”) and GSAV L.P.) for $49.4 million. As part of that sale, the purchasers had the right, which was exercisable in December 2012, to require us to repurchase their interests in either or both of two of the GCP II portfolio companies sold to them at their purchase price, adjusted for further capital calls or distributions since the date of sale. The purchasers exercised their put rights and we acquired interests in two portfolio companies of GCP II for $15.5 million in the fourth quarter of 2012.

In December 2012, we continued the liquidation of our previously sponsored merchant banking funds with the sale of our entire interest in Greenhill Capital Partners Europe L.P. for proceeds of $27.2 million, which represented approximately 90% of book value. This transaction was pursued in order to accelerate the liquidation of our investment portfolio and generate additional funds for share repurchases.

At December 31, 2012, our remaining investments consisted principally of our investment in Iridium, which had a value of $34.2 million, and our remaining investments in previously sponsored and other merchant banking funds of $16.9 million. Following the transactions described above, our remaining financial commitments relating to our historic merchant banking funds are reduced to $3.2 million.

The following table sets forth additional information relating to our investment revenues for the three month periods and years ended December 31, 2012 and 2011:

	Three months ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(in millions, unaudited)
Net realized and unrealized gains on investments in merchant banking funds	$(4.8)	$(5.4)	$(3.4)	$(4.5)
Deferred gain on sale of certain merchant banking assets	0.1	0.2	0.3	0.8
Net realized and unrealized gain/(loss) in Iridium	(3.8)	13.9	(5.0)	(6.2)
Interest income	0.4	0.3	1.7	1.1

Total investment revenues	$(8.1)	$9.0	$(6.4)	$(8.8)

Full Year

For the year ended December 31, 2012, the Firm recorded investment revenues of negative $6.4 million compared to investment revenues of negative $8.8 million for the year ended December 31, 2011. The investment losses in each year relate to comparable declines in both 2012 and 2011 in the quoted market price of Iridium and the estimated fair market value of our previously sponsored merchant banking funds.

Fourth Quarter

For the fourth quarter of 2012, the Firm recorded investment revenues of negative $8.1 million compared to a gain of $9.0 million in the fourth quarter of 2011. During the fourth quarter of 2012, the quoted market value of our investment in Iridium declined, resulting in an investment loss of $3.8 million as compared to an increase in the quoted market value of $13.9 million in the fourth quarter of 2011.

Also, during the fourth quarter of 2012, the Firm recorded a loss of $4.8 million on its investment in merchant banking funds, including a realized loss of $3.4 million on the sale of Greenhill Capital Partners Europe L.P., as compared to a decline of $5.4 million in the fair value of the merchant banking funds in the same period of the prior year. Due to limitations on the deductibility of capital losses in the U.K., the loss recorded in the fourth quarter of 2012 on the sale of the European investments is non-deductible for tax purposes and increased our 2012 provision for taxes.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

Full Year

For the year ended December 31, 2012, total operating expenses were $214.6 million compared to $225.3 million of total operating expenses in 2011. The decrease of $10.7 million, or 5%, related to a decrease in our compensation expense, as described in more detail below. Our pre-tax income margin for 2012 was 25% as compared to 23% for 2011.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2012 were $64.2 million compared to $69.4 million of total operating expenses for the fourth quarter of 2011. This represents a decrease in total operating expenses of $5.3 million, or 8%, which resulted from a decrease in compensation expense as described in more detail below. Our pre-tax margin was 31% for the fourth quarter of 2012 as compared to 27% for the fourth quarter of 2011.

The following table sets forth information relating to our operating expenses for the three and twelve months ended December 31, 2012 and 2011, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(in millions, unaudited)
Employee compensation and benefits expense	$48.9	$54.2	$151.8	$162.6
% of revenues	53%	57%	53%	55%
Non-compensation expense	15.3	15.3	62.8	62.7
% of revenues	17%	16%	22%	21%
Total operating expense	64.2	69.4	214.6	225.3
% of revenues	69%	73%	75%	77%
Total income before tax	28.2	25.1	70.5	68.7
Pre-tax profit margin	31%	27%	25%	23%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2012, our employee compensation and benefits expenses were $151.8 million compared to $162.6 million for the same period in the prior year. Our 2011 compensation and benefits expenses included a fourth quarter charge of $7.0 million for the accelerated vesting of restricted stock awards previously granted to employees who died in an airplane accident. Excluding that charge, our 2012 compensation and benefits expenses decreased $3.8 million, or 2%, from 2011. Consistent with our philosophy to measure compensation as a percentage of revenues, the decrease in compensation and benefits expenses in 2012 results from slightly lower revenues in 2012 as compared to 2011. The ratio of compensation expense to revenues in 2012 was 53% as compared to 55% (53% excluding the accelerated charge) in 2011.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2012 were $48.9 million, which reflected a 53% ratio of compensation to revenues. This amount compared to $54.2 million for the fourth quarter of 2011, which reflected a 57% ratio of compensation to revenues. Excluding the accelerated compensation charge last year of $7.0 million, compensation and benefits expenses increased $1.7 million in the fourth quarter of 2012 as compared to the same period in the prior year.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2012, our non-compensation expenses of $62.8 million remained consistent with our non-compensation expenses of $62.7 million in 2011. In 2012, as compared to 2011, an increase in travel expenses and other operating costs were offset by lower amortization of the Australian intangible assets and a decrease in interest expense due to a reduction in average borrowings outstanding and a slight decrease in borrowing costs.

Non-compensation expenses as a percentage of revenues for 2012 were 22% compared to 21% for 2011. The slight increase in non-compensation expenses as a percentage of revenues resulted from comparable costs for both years spread over slightly lower revenues in 2012 as compared to 2011.

Fourth Quarter

Our non-compensation expenses were $15.3 million in the fourth quarters of both 2012 and 2011. In the fourth quarter of 2012, as compared to the same period in 2011, lower amortization of Australian intangible assets and lower borrowing costs were offset by higher travel costs.

Non-compensation expenses as a percentage of revenues for the three months ended December 31, 2012 and 2011 were 17% and 16%, respectively. The slight increase in non-compensation expense as a percentage of revenues resulted from comparable costs for both periods spread over slightly lower revenues in the fourth quarter of 2012 as compared to the same period in 2011.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2012, the provision for taxes was $28.4 million, which reflected an effective tax rate of 40%. This compared to a provision for taxes for the year ended December 31, 2011 of $24.1 million, which reflected an effective tax rate of 35%. The increase in the provision for income taxes and effective tax rate in the year ended

December 31, 2012, as compared to 2011, resulted from both a greater proportion of earnings being generated in the U.S. and the impact of capital losses not currently deductible related to our European investments. Since the U.S. imposes a higher federal and state tax rate than the other jurisdictions in which we operate, an increase in the portion of our pre-tax earnings allocated to the U.S. in 2012 as compared to 2011 increased our tax provision and effective tax rate. Further, as a result of the liquidation of our investment portfolio in Europe at a loss, we recorded capital losses not currently deductible, which have the one-time effect of increasing our tax provision and effective tax rate.

Fourth Quarter

During the fourth quarter of 2012, the provision for income taxes was $13.0 million, which reflected an effective rate of 46%. This compared to an income tax expense in the fourth quarter of 2011 of $8.9 million, which reflected an effective tax rate of 36%. The increase in the provision for income taxes in the fourth quarter of 2012 as compared to the same period in 2011 resulted from a higher effective tax rate applied in 2012 to higher 2012 pre-tax earnings. The increase in the effective rate in the fourth quarter of 2012 as compared to the same period in 2011 resulted principally from the impact of capital losses not currently deductible.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2012, we had cash of $50.3 million, investments of $51.1 million and short-term debt of $29.1 million.

During the fourth quarter, the Firm repurchased 855,608 shares of its common stock in open market purchases at an average price of $49.59 per share, for a total cost of $42.4 million.

For the full year 2012, the Firm repurchased 1,714,614 shares of its common stock in open market purchases and 181,820 restricted stock units from employees at the time of vesting to settle tax liabilities, for an aggregate of 1,896,434 shares of our common stock and common stock equivalents repurchased at an average price of $43.85 per share, for a total purchase cost of $83.2 million.

The Board of Directors of Greenhill & Co. Inc. has authorized the repurchase of up to $100 million of common stock during 2013.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 20, 2013 to common stockholders of record on March 6, 2013.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, January 23, 2013, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s fourth quarter and full year 2012 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 2019051. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344—7529 (toll-free domestic) or (412) 317—0088 (international); passcode: 10023621. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2011. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Revenues
Advisory revenues	$100,385	$85,547	$291,545	$302,833
Investment revenues	(8,060)	8,956	(6,466)	(8,840)

Total revenues	92,325	94,503	285,079	293,993
Expenses
Employee compensation and benefits	48,863	54,153	151,795	162,578
Occupancy and equipment rental	4,407	4,380	17,777	17,457
Depreciation and amortization	1,777	2,049	7,240	8,009
Information services	1,848	1,704	8,040	7,273
Professional fees	1,354	1,303	5,392	5,694
Travel related expenses	2,622	2,489	10,981	10,325
Interest expense	266	422	1,016	2,040
Other operating expenses	3,026	2,943	12,363	11,947

Total expenses	64,163	69,443	214,604	225,323
Income before taxes	28,162	25,060	70,475	68,670
Provision for taxes	13,035	8,950	28,383	24,086

Consolidated net income	15,127	16,110	42,092	44,584
Less: Net income (loss) allocated to noncontrolling interests	—	—	—	6

Net income allocated to common stockholders	$15,127	$16,110	$42,092	$44,578

Average shares outstanding:
Basic	30,124,409	30,390,951	30,553,460	31,020,894
Diluted	30,147,926	30,397,575	30,561,682	31,034,817
Earnings per share:
Basic	$0.50	$0.53	$1.38	$1.44
Diluted	$0.50	$0.53	$1.38	$1.44
Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80